`Exhibit 99.1

Hawthorn Bancshares Reports First Quarter 2018 Financial Results

Jefferson City, Mo. — April 26, 2018 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31, 2018.

Net income for the current quarter was $2.1 million, or $0.36 per diluted common share, compared to a loss of $2.4 million, or $0.41 per diluted common share, for the linked quarter ended December 31, 2017 and net income of $2.1 million, or $0.36 per diluted common share for the quarter ended March 31, 2017. Included in the prior linked quarter net loss was a $4.1 million charge, or $0.70 per diluted common share, that includes $3.1 million resulting from application of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the fourth quarter of 2017, and $1.0 million resulting from tax planning initiatives implemented at year-end 2017.

The year-to-date annualized return on average common equity for the current quarter was 9.32% and the annualized return on average assets was 0.60% compared to 9.23% and 0.65%, respectively, for the prior year quarter.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported solid earnings for the current quarter with earnings per diluted common share of $0.36 equal to the prior year quarter. We continued to grow our loan portfolio by increasing gross loans $15.9 million, or 1.5%, from the prior linked quarter-end, $74.1 million, or 7.3%, from the prior year quarter-end and they have increased $219 million, or 25.3%, since year-end 2015. This growth was accomplished without a deterioration in credit quality as nonperforming loans to total loans improved from 1.19% at 12/31/15 to 0.93% at 3/31/18. Our current quarter net interest margin of 3.29% has been squeezed during the recent rising interest rate environment although net interest income increased $0.3 million over the prior year quarter. Non-interest income of $2.3 million for the current quarter was level with the prior linked quarter and slightly below the prior year quarter. Non-interest expense of $10.3 million was $0.3 million higher than the prior linked quarter and $0.9 million higher than the prior year quarter. The increase over the prior year quarter includes an increase in salaries and benefits of $0.6 million mostly due to bonuses of $1,000 for full-time staff and $500 for part-time staff paid in the current quarter as a result of the benefits accruing from the enactment of the Tax Act, as well as increases in various other non-interest expenses.”

Net Interest Income

Net interest income for the quarter ended March 31, 2018 was $10.8 million compared to $10.9 million for the prior linked quarter and $10.5 million for the prior year quarter. The increase in net interest income from the prior year quarter was primarily due to an increase in average loans of $80.9 million, or 8.2%. The net interest margin declined 12 basis points from the prior linked quarter and 19 basis points from the prior year quarter to 3.29% for the current quarter. These decreases are primarily due to the cost of average interest bearing liabilities increasing faster than the yield on average earning assets. The majority of these increased funding costs has occurred in our most stable funding base of total deposits which have grown on average by $86.9 million, or 8.3%, from the prior year quarter.

Non-Interest Income and Expense

Non-interest income for the quarter ended March 31, 2018 was $2.3 million compared to $2.3 million for the prior linked quarter ended December 31, 2017 and $2.4 million for the prior year quarter ended March 31, 2017. The net decrease from the prior year quarter was primarily due to a decrease of $0.2 million in combined real estate loan income, primarily due to lower fair value of mortgage servicing rights, offset by $0.1 million of securities gains recognized in the current quarter.

Non-interest expense was $10.3 million for the quarter ended March 31, 2018, compared to $10.0 million for the prior linked quarter and $9.4 million for the prior year quarter ended March 31, 2017. Salaries and benefits increased $0.6 million, or 11.0% over the prior linked quarter and $0.6 million, or 11.4% over the prior year quarter, accounting for the majority of the increases in non-interest expenses. The increases in salaries and benefits were primarily due to the bonuses paid to all staff in recognition of the lower corporate income taxes the Company will pay as a result of the enactment of the Tax Act in the prior linked quarter.

Allowance for Loan Losses
The Company’s level of non-performing loans at March 31, 2018 was 0.93% of total loans compared to 1.00% at December 31, 2017 and 0.93% at March 31, 2017. During the current quarter ended March 31, 2018, the Company recorded net charge-offs of $205,000, or 0.02% of average loans, compared to net recoveries of $26,000 in the prior year quarter ended March 31, 2017. The allowance for loan losses at March 31, 2018 was $10.9 million, or 1.01% of outstanding loans, 108.05% of non-performing loans and 198.32% of nonperforming loans when excluding accruing TDR’s. At December 31, 2017, the allowance for loan losses was $10.9 million, or 1.02% of outstanding loans, 101.57% of non-performing loans and 180.87% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2018.

Financial Condition

Comparing March 31, 2018 balances with December 31, 2017, total assets increased $23.7 million to $1.5 billion. This asset growth was primarily due to an increase in gross loans of $15.9 million, or 1.5%, and an increase in cash and cash equivalents of $18.5 million, partially offset by a decrease in investment securities of $12.1 million. Total deposits increased $54.6 million, or 4.9%, to $1.2 billion while FHLB advances and other borrowings decreased $37.1 million to $84.3 million at March 31, 2018. Stockholders’ equity at March 31, 2018 was $91.3 million, or 6.3% of total assets. The total risk based capital ratio of 12.87% and the leverage ratio of 9.17% at March 31, 2018, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000

	Three Months Ended
Statement of income information:	March 31,	December 31,	March 31,
	2018	2017	2017
Total interest income	$13,544	$13,219	$12,099
Total interest expense	2,790	2,351	1,612
Net interest income	10,754	10,868	10,487
Provision for loan losses	300	530	350
Noninterest income	2,301	2,268	2,407
Noninterest expense	10,254	9,999	9,351
Pre-tax income	2,501	2,607	3,193
Income taxes	411	4,979	1,093
Net income	$2,090	$(2,372)	$2,100
Earnings per share:
Basic:	$0.36	$(0.41)	$0.36
Diluted:	$0.36	$(0.41)	$0.36

Key financial ratios:	March 31,	December 31,	March 31,
	2018	2017	2017
Return on average assets (YTD)	0.60%	0.25%	0.65%
Return on average common equity (YTD)	9.32%	3.59%	9.23%

	March 31	December 31,	March 31,
	2018	2017	2017
Allowance for loan losses to total loans	1.01%	1.02%	1.02%
Nonperforming loans to total loans	0.93%	1.00%	0.93%
Nonperforming assets to loans
and foreclosed assets	2.13%	2.21%	2.24%
Allowance for loan losses to
nonperforming loans	108.05%	101.57%	109.70%
Allowance for loan losses to nonperforming
loans - excluding performing TDRs	198.32%	180.87%	288.50%

Balance sheet information:	March 31,	December 31,	March 31,
	2018	2017	2017
Loans, net of allowance for loan losses	$1,073,379	$1,057,580	$999,920
Investment securities	225,445	237,579	226,029
Total assets	1,452,908	1,429,216	1,319,663
Deposits	1,180,380	1,125,812	1,043,004
Total stockholders’ equity	91,271	91,371	93,077

Book value per share	$15.74	$15.68	$15.94
Market price per share	$20.64	$20.75	$20.29
Net interest Spread (YTD)	$3.08	$3.24	$3.35
Net interest Margin (YTD)	3.29%	3.41%	3.48%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps
Chief Financial Officer
TEL: 573.761.6100 FAX: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the estimated effects of the Tax Act. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause the Company's estimated effects of the Tax Act to differ materially include, but are not limited to, changes in interpretations and assumptions the Company has made with respect to the anticipated effects of the Tax Act, federal tax regulations and guidance that may be issued by the U.S. Department of Treasury and future actions by the Company resulting from the Tax Act. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.